Exhibit 10.8
RESTRICTED STOCK UNIT AWARD

Award Date (mm/dd/yyyy) #GrantDate#	Number of Units #QuantityGranted#	Final Vesting Date (mm/dd/yyyy) #GrantCustom2#
THIS CERTIFIES THAT UnitedHealth Group Incorporated (the “Company”) has on the award date specified above (the “Award Date”) granted to
#ParticipantName#
(“Participant”) an award (the “Award”) to receive that number of restricted stock units (the “RSUs”) indicated above in the box labeled “Number of Units,” each RSU representing the right to receive one share of UnitedHealth Group Incorporated Common Stock, $.01 par value per share (the “Common Stock”), subject to certain restrictions and on the terms and conditions contained in this Award and the UnitedHealth Group Incorporated 2020 Stock Incentive Plan (the “Plan”).
The Participant acknowledges and agrees that the Company may deliver, by electronic mail, the use of the Internet, including through the website of the agent appointed by the Compensation and Human Resources Committee of the Board of Directors of the Company (the “Committee”) to administer the Plan, the Company intranet web pages or otherwise, any information concerning the Company; the Award; the Plan, pursuant to which the Company granted the Award; and any information required by the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
A copy of the Plan is available upon request. In the event of any conflict between the terms of the Plan and this Award certificate, the terms of the Plan shall govern. Any terms not defined herein shall have the meaning set forth in the Plan.
* * * * *
1.Rights of the Participant with Respect to the RSUs.
(a)No Shareholder Rights. The RSUs granted pursuant to this Award certificate do not and shall not entitle Participant to any rights of a shareholder of Common Stock, except as provided below. The rights of Participant with respect to the RSUs shall remain forfeitable at all times prior to the date on which such rights become vested, and the restrictions with respect to the RSUs lapse, in accordance with Section 2, 3 or 4.
(b)Conversion of RSUs; Issuance of Common Stock. No shares of Common Stock shall be issued to Participant prior to the date on which the RSUs vest, and the restrictions with respect to the RSUs lapse, in accordance with Section 2, 3 or 4. Neither this Section 1(b) nor any action taken pursuant to or in accordance with this Section 1(b) shall be construed to create a trust of any kind. After any RSUs vest pursuant to Section 2, 3 or 4, the Company shall promptly cause to be issued shares of Common Stock to Participant or in the name of Participant’s legal representatives, beneficiaries or heirs, as the case may be, in payment of such vested whole RSUs, at the times provided in Section 2, 3 or 4, as applicable.
(c)Dividends. If a cash dividend is declared and paid by the Company with respect to the Common Stock, Participant shall be credited as of the applicable dividend payment date with an additional number of whole and/or fractional RSUs (the “Dividend Units”) equal to (A) the total cash dividend

Participant would have received had Participant’s RSUs (and any previously credited Dividend Units with respect thereto) been actual shares of Common Stock, divided by (B) the Fair Market Value of a share of Common Stock as of the applicable dividend payment date. As of each vesting date pursuant to Sections 2, 3 or 4, the number of Dividend Units paid on the RSUs vesting on such vesting date shall become vested, earned and payable in the form of shares of Common Stock; provided, however, that any vested Dividend Units not converted into a whole share of Common Stock may be converted into a fractional Dividend Unit or a cash payment. To the extent Participant’s rights to any unvested RSUs are forfeited, the Dividend Units paid on such forfeited RSUs shall also be forfeited. The terms of this Award certificate shall apply to all Dividend Units paid on the RSUs.
2.    Vesting. Subject to the terms and conditions of this Award certificate, __% of the RSUs shall vest, and the restrictions with respect to the RSUs shall lapse, on each of the __________ anniversaries of the grant date if Participant remains continuously employed by the Company or any Affiliate until the respective vesting dates. Any RSUs that vest pursuant to this Section 2 shall be paid to Participant no later than March 15th of the year following the year in which the vesting event occurs (which payment schedule is intended to comply with the “short-term deferral” exemption from the application of Section 409A of the Code).
3.    Early Vesting On Certain Terminations On or After Change in Control. Notwithstanding the other vesting provisions contained in Section 2 and Section 4, but subject to the other terms and conditions set forth herein, all of the RSUs shall become immediately and unconditionally vested if, on or within two years after the effective date of a Change in Control, the Participant ceases to be an employee of the Company or any Affiliate as a result of a termination of employment (i) by the Participant for Good Reason, (ii) by the Company or any Affiliate without Cause, (iii) at a time when Participant is eligible for Retirement (as defined below), (iv) due to Participant’s Disability (as defined below), or (v) in the circumstances described in Section 4(c); provided that in the case of a termination for Good Reason, the RSUs shall vest if the Participant gives written notice of the circumstances constituting Good Reason within two years after the effective date of the Change in Control, if the Company fails to cure the circumstances constituting Good Reason within 60 days of the receipt of such notice and the Participant resigns within 30 days after the end of the cure period, all as provided in Section 3(d). Any RSUs that vest pursuant to this Section 3 shall be paid to Participant in a lump sum within thirty (30) days after the date of Participant’s Separation from Service. For purposes of this Award:
(a)“Affiliate” shall mean (i) any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, as determined by the Committee.
(b) “Change in Control” shall mean the sale of all or substantially all of the Company’s assets or any merger, reorganization, or exchange or tender offer which, in each case, will result in a change in the power to elect 50% or more of the members of the Board of Directors of the Company; provided, however, that such a sale, merger, or other event must also constitute either (i) a “change in the ownership” of the Company within the meaning of Treasury Regulation 1.409A-3(i)(5)(v), (ii) a “change in the effective control” of the Company within the meaning of Treasury Regulation 1.409A-3(i)(5)(vi)(A)(1) (replacing “30 percent” with “50 percent” as used in such regulation), or (iii) a change “in the ownership of a substantial portion of the assets” of the Company within the meaning of Treasury Regulation 1.409A-3(i)(5)(vii).
(c)“Cause” shall mean Participant’s (a) material failure to follow the Company’s reasonable direction or to perform any duties reasonably required on material matters, (b) material violation of, or failure to act upon or report known or suspected violations of, the Company’s Code of Conduct, as may be amended from time to time, (c) conviction of any felony, (d) commission of any criminal, fraudulent, or dishonest act in connection with Participant’s employment, (e) breach of any of the Restrictive Covenants in Section 8 of this Award certificate or a material breach of any employment agreement between Participant and the Company or any Affiliate, if any, or (f) conduct that is materially detrimental to the Company’s interests. The Company will, within 120 days of discovery of the conduct, give Participant written notice specifying the conduct constituting Cause in reasonable detail and Participant will have 60 days to remedy such conduct, if such conduct is reasonably capable of being remedied. In any instance where the Company may have grounds for Cause, failure by the Company to provide written notice of the grounds for Cause within 120 days of discovery shall be a waiver of its right to assert the subject conduct as a basis for termination for Cause.
(d)“Good Reason” shall mean the occurrence of any of the following without Participant’s written consent, in each case, when compared to the arrangements in effect immediately prior to the Change in Control:
(i)any reduction in Participant’s base salary or target bonus expressed as a percentage of the Participant’s base salary, other than a reduction that is pursuant to a general reduction affecting a group of employees;
(ii)a change in the principal location at which the Participant is required to perform his or her duties, if the new location is 50 miles or more further from the Participant’s principal residence than the original location;
(iii)a material diminution in Participant’s duties, responsibilities, or authority; or
(iv)a change in Participant’s reporting relationship.
Participant will, within 120 days of discovery of such circumstances, give the Company written notice specifying the circumstances constituting Good Reason in reasonable detail and, upon receipt of such notice, the Company shall have 60 days to cure the circumstances constituting Good Reason. Failure by Participant to provide written notice of the grounds for Good Reason within 120 days of discovery, or failure by the Participant to resign within 30 days after the end of the Company’s 60 day cure period, shall be a waiver of Participant’s right to assert the subject circumstance as a basis for termination for Good Reason.
(e)“Separation from Service” shall mean when Participant dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.
(f)Possible Acceleration of Vesting and Payment. If the Award is terminated pursuant to a Change in Control and is not assumed by a party to the Change in Control (and no such party issues a new award in substitution for the Award, as determined by the Committee), the Committee may provide for immediate vesting of the Award, and the issuance of shares of Common Stock, securities of a party to the Change in Control, or cash, or any combination thereof, in full satisfaction of the Award. Notwithstanding anything in the Plan or any other agreement to the contrary, there is no discretion to change the time of payment of the RSUs (in connection with a Change in Control, similar event, or otherwise) except as expressly provided in this Section 3 or as otherwise permitted under, and would not result in any tax, penalty or interest under, Section 409A of the Code.
(g)Section 409A - Possible Six-Month Delay in Payment. Notwithstanding any provision of this Award certificate to the contrary, if payment of the RSUs is triggered by Participant’s Separation from Service as provided in this Section 3 or Section 4 and, as of the date of such Separation from Service, Participant is a “specified employee” (within the meaning of Section 409A of the Code and determined pursuant to procedures adopted by the Company), Participant shall not be entitled to such payment of the RSUs until the earlier of (i) the date which is six (6) months after Participant’s Separation from Service for any reason other than death, or (ii) the date of Participant’s death. Any amounts otherwise payable to Participant upon or in the six (6) month period following Participant’s Separation from Service that are not so paid by reason of this Section 3(g) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after Participant’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of Participant’s death). The provisions of this Section 3(g) shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty, or interest pursuant to Section 409A of the Code.
4.    Termination of Employment.

(a)Termination of Employment Generally. Except as expressly provided in Section 3 or this Section 4, if, prior to vesting of the RSUs pursuant to Section 2, Participant ceases to be an employee of the Company or any Affiliate for any reason (voluntary or involuntary), and does not continue after such cessation of service to be either an employee of the Company or any Affiliate, then Participant’s rights to all of the unvested RSUs shall be immediately and irrevocably forfeited on the date of termination.
(b)Death or Permanent Disability. If Participant dies while employed by the Company or any Affiliate, or if Participant receives disability benefits under the long-term disability insurance program of the Company or the Affiliate by which the Participant is employed for a period of at least three months (“Disability”), then all unvested RSUs shall become immediately vested, and the restrictions with respect to all of the RSUs shall lapse, as of the date of such death or Disability. Any RSUs that vest pursuant to this Section 4(b) shall be paid to Participant or Participant’s estate not later than 90 days after the date of such death or Disability. Notwithstanding the foregoing, if the condition that results in Participant receiving Disability benefits is not a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, then the RSUs shall become immediately vested as provided above, but settlement shall be on the dates on which the RSUs would have vested under the original vesting schedule set forth in Section 2.
(c)Severance. If Participant’s employment with the Company or any Affiliate terminates at a time when Participant is not eligible for Retirement (and other than due to Participant’s death or Disability) and, in the circumstances, Participant is entitled to severance or separation pay, the following provisions of this Section 4(c) will apply. If Participant is entitled to severance under the Company’s severance pay plan as in effect on the date hereof, then the RSUs shall continue to vest, and the restrictions with respect to the RSUs shall continue to lapse, for the period of such severance that Participant is eligible to receive. If Participant is entitled to severance under an employment agreement entered into with the Company or an Affiliate, then vesting of the RSUs, and lapsing of their restrictions, shall continue for the period of such severance that Participant would be entitled to receive under that agreement as of the date hereof. If Participant is entitled to separation pay other than under the Company’s severance pay plan or an employment agreement entered into with the Company or an Affiliate, then vesting of the RSUs, and lapsing of their restrictions, shall continue for the lesser of the period (i) Participant would have received payments under the Company’s severance pay plan as in effect on the date hereof, had Participant been eligible for such payments, or (ii) of separation pay. In any case, should Participant’s severance or separation pay be paid in a lump sum versus bi-weekly payments, the RSUs shall continue to vest for the period of time in which severance or separation pay would have been paid had it been paid bi-weekly. Any RSUs that vest pursuant to this Section 4(c) shall be paid to Participant on the dates on which the RSUs would have vested under the original vesting schedule set forth in Section 2. For avoidance of doubt, any RSUs that are unvested on the date of termination of Participant’s employment and do not vest under the schedule set forth in Section 2 during the applicable severance or separation pay period identified above in this Section 4(c) shall be forfeited.
(d)Retirement. If Participant ceases to be an employee of the Company or any Affiliate and Participant is eligible for Retirement at the time of such termination of employment, then the vesting of the RSUs shall continue as if such termination of employment had not occurred, subject to provisions set out in Section 7 below. Any RSUs that vest pursuant to this Section 4(d) shall be paid to Participant on the dates on which the RSUs would have vested under the original vesting schedule set forth in Section 2.
(e)For purposes of this Award certificate, “Retirement” means the termination of employment of a Participant who is age 55 or older with at least ten years of Recognized Employment with the Company or any Affiliate other than by reason of (i) death or Disability or (ii) Cause. Notwithstanding the terms of any other agreement heretofore or hereafter entered into between the parties that reference retirement, Participant and the Company acknowledge and agree that for purposes of calculating years of service for retirement eligibility, Participant will receive two and one half years of service credit for each year she remains employed with the Company after June 5, 2018. In addition, prior to the date upon which Participant becomes eligible for retirement, if Participant’s employment is terminated by the Company without Cause or if Participant terminates employment for Good Reason, Participant will be deemed to have met the applicable age and service requirements and will be retirement eligible.

(f)For purposes of this Award certificate, “Recognized Employment” shall include only employment since the Participant’s most recent date of hire by the Company or any Affiliate, and shall not include employment with a company acquired by the Company or any Affiliate before the date of such acquisition.
5.    Restriction on Transfer. Participant may not transfer the RSUs except by will or by the laws of descent and distribution. Notwithstanding the foregoing, the Award may be transferred to an alternate payee pursuant to the terms of a domestic relations order (as such terms are defined by Section 414(p) of the Code), provided that (i) the Participant is an employee at the time the domestic relations order is entered, (ii) the Award was outstanding at the time the domestic relations order is entered, and (iii) the transfer otherwise satisfies all requirements of the Plan and any limitations and requirements established by the Committee. Any attempt to otherwise transfer the RSUs shall be void.
6.    Special Restriction on Transfer for Certain Participants. If Participant is an officer of the Company within the meaning of Section 16 of the Securities Exchange Act of 1934 and Rule 16a-1 issued thereunder, as such status is reasonably determined from time to time by the Board of Directors of the Company (a “Section 16 Officer”), at any time that shares of Common Stock are issued upon the vesting of RSUs and the Company has theretofore communicated Participant’s status as a Section 16 Officer to Participant, the following special transfer restrictions apply to Participant’s Award. One-third (1/3) of the net number of any shares of Common Stock acquired by Participant upon the vesting of RSUs at a time when Participant is a Section 16 Officer (including any shares of Common Stock or other securities into which such shares may be converted or exchanged as a result of any adjustment made pursuant to this Award or Section 7 of the Plan) must be retained, and may not be sold or otherwise transferred, for a period of at least one year following the applicable vesting date. For purposes of this Award, the “net number of any shares of Common Stock acquired” shall mean the number of shares issued upon vesting of RSUs after reduction for any shares of Common Stock withheld by or tendered to the Company, or sold on the market, to cover any federal, state, local, or other payroll, withholding, income, or other applicable tax withholding required in connection with the issuance of the shares. The restrictions of this Section 6 are in addition to, and not in lieu of, the restrictions imposed under other Company policies and applicable laws.
7.    Forfeiture of RSUs and Shares of Common Stock. This Section 7 sets forth circumstances under which Participant shall forfeit all or a portion of the RSUs, or be required to repay the Company for the value realized in respect of all or a portion of the RSUs.
(a)Violation of Restrictive Covenants. If Participant violates any provision of the Restrictive Covenants set forth in Section 8 below, then any unvested RSUs shall be immediately and irrevocably forfeited without any payment therefor. In addition, for any RSUs that vested within one year prior to Participant’s termination of employment with the Company or any Affiliate or at any time after such termination of employment, the Participant shall be required, upon demand, to repay or otherwise reimburse the Company (including by forfeiting any deferred compensation credits in respect of such RSUs under the Company’s non-qualified compensation deferral plans) an amount having a value equal to the aggregate Fair Market Value of the shares of Common Stock underlying such RSUs on the date the RSUs became vested.
(b)Fraud. If the Board determines that Participant has engaged in fraud that, in whole or in part, caused the need for a material restatement of the Company’s consolidated financial statements, then any RSUs that have not yet been settled in shares of Common Stock (including any deferred compensation credits under the Company’s non-qualified compensation deferral plans in respect of RSUs that have previously become vested) shall be immediately and irrevocably forfeited without any payment therefore. In addition, for any RSUs that became vested during the 12-month period following the first public issuance or filing with the Securities Exchange Commission (whichever occurs first) of the incorrect financial statements, Participant shall be required, upon demand, to repay or otherwise reimburse the Company (including by forfeiting any deferred compensation credits in respect of such RSUs under the Company’s non-qualified compensation deferral plans) an amount having a value equal to the aggregate Fair Market Value of the shares of Common Stock underlying such RSUs on the date the RSUs became vested.

(c)In General. This Section 7 does not constitute the Company’s exclusive remedy for Participant’s violation of the Restrictive Covenants or commission of fraudulent conduct. As the forfeiture and repayment provisions are not adequate remedies at law, the Company may seek any additional legal or equitable remedy, including injunctive relief, for any such violations. The provisions in this Section 7 are essential economic conditions to the Company’s grant of RSUs to Participant. By receiving the grant of RSUs hereunder, Participant agrees that the Company may deduct from any amounts it owes Participant from time to time (such as wages or other compensation, deferred compensation credits, vacation pay, any severance or other payments owed following a termination of employment, as well as any other amounts owed to the Participant by the Company) to the extent of any amounts Participant owes the Company under this section. The provisions of this Section 7 and any amounts repayable by Participant hereunder are intended to be in addition to any rights to repayment the Company may have under Section 304 of the Sarbanes-Oxley Act of 2002, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and other applicable law.
8.    Restrictive Covenants. In consideration of the terms of this Award certificate and the Company’s sharing of Confidential Information with the Participant, which the Participant agrees constitute adequate and sufficient mutually-agreed consideration, the Participant agrees to the Restrictive Covenants set forth below in this Section 8.
(a)Non-Disclosure. Participant has or will be given access to and provided with sensitive, confidential, proprietary and/or trade secret information (collectively, “Confidential Information”) in the course of Participant’s employment. Examples of Confidential Information include inventions, new product or marketing plans, business strategies and plans, merger and acquisition targets, financial and pricing information, computer programs, source codes, models and data bases, analytical models, customer lists and information, and supplier and vendor lists and other information which is not generally available to the public. Participant shall not disclose or use Confidential Information, either during or after Participant’s employment with the Company, except (i) as necessary to perform Participant’s duties, (ii) as the Company may consent in writing, or (iii) as permitted by Section 8(f) below.
(b)Non-Solicitation. During Participant’s employment and for two years after the later of (i) the termination of Participant’s employment with the Company for any reason whatsoever or (ii) the last scheduled vesting date under Section 4, Participant shall not, without the Company’s prior written consent, directly or indirectly, for Participant or for any other person or entity, as agent, employee, officer, director, consultant, owner, principal, partner, shareholder, or in any other individual or representative capacity:
(i)Solicit or conduct business with any business competitive with the Company from any person or entity: (A) who was a Company provider or customer within the 12 months before Participant’s employment termination and with whom Participant had contact regarding the Company’s activity, products or services, or for whom Participant provided services or supervised employees who provided those services, or about whom Participant learned Confidential Information during employment related to the Company’s provision of products and services to such person or entity, or (B) was a prospective provider or customer the Company solicited within the 12 months before Participant’s employment termination and with whom Participant had contact for the purposes of soliciting the person or entity to become a provider or customer of the Company, or supervised employees who had those contacts, or about whom Participant learned Confidential Information during employment related to the Company’s provision of products and services to such person or entity;
(ii)Raid, hire, employ, recruit or solicit any Company employee or consultant who possesses Confidential Information of the Company to leave the Company;
(iii)Induce or influence any Company employee, consultant, or provider who possesses Confidential Information of the Company to terminate his, her or its employment or other relationship with the Company; or
(iv)Assist anyone in any of the activities listed above.

(c)Non-Competition. During Participant’s employment and for one year after the later of (i) the termination of Participant’s employment with the Company for any reason whatsoever or (ii) the last scheduled vesting date under Section 4, Participant shall not, without the Company’s prior written consent, directly or indirectly, for Participant or for any other person or entity, as agent, employee, officer, director, consultant, owner, principal, partner, shareholder, or in any other individual or representative capacity:
(i)Engage in or participate in any activity that competes, directly or indirectly, with any Company activity, product or service that Participant engaged in, participated in, or had Confidential Information about during Participant’s last 36 months of employment with the Company; or
(ii)Assist anyone in any of the activities listed above.
(d)Geographic Scope.
(i)Participant’s obligations under this “Restrictive Covenants” section shall apply on a nationwide basis anywhere in the United States.
(ii)Participant’s obligations under this “Restrictive Covenants” section shall also apply in any country outside the United States with respect to which Participant had responsibility for any UnitedHealth Group activity, product or service in that country.
(e)Return of Property. Participant agrees that all tangible materials (whether originals or duplicates), including, but not limited to, notebooks, computers, files, reports, proposals, price lists, lists of actual or potential customers or suppliers, talent lists, formulae, prototypes, tools, equipment, models, specifications, technical data, methodologies, research results, test results, financial data, contracts, agreements, correspondence, documents, computer disks, software, computer printouts, information stored electronically, memoranda, and notes, in Participant’s possession, custody, or control which in any way relate to the Company’s business and which are furnished to Participant by or on behalf of the Company or which are prepared, compiled or acquired by Participant while working with or employed by the Company shall be the sole property of the Company. At any time upon the request of the Company, and in any event promptly upon termination of Participant’s employment with the Company, but in any event no later than two (2) business days after such termination, Participant shall deliver all such materials to the Company and shall not retain any originals or copies (including electronically) of such materials.
(f)No Restriction on Protected Activities. Nothing in this Award certificate prohibits Participant from disclosing information in good faith to any governmental agency, legislative body, or official regarding an alleged violation of law or regulation or otherwise protected under applicable law, including, without limitation, the National Labor Relations Act, the Defend Trade Secrets Act, and any rule or regulation promulgated by the Securities and Exchange Commission, the National Labor Relations Board, the Equal Employment Opportunity Commission, or any other federal, state, or local government agency. Participant acknowledges that, through this Section 8(f), the Company has provided Participant with written notice that, pursuant to the Defend Trade Secrets Act, 8 USC § 1833(b), an employee, consultant, or contractor of an employer may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of an employer’s trade secrets, so long as such disclosure is made solely: (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; and/or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, Participant understands that, pursuant to 18 USC § 1831 et seq., an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose a trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. The foregoing immunities provided under 18 USC § 1831 et seq. do not apply to any disclosure of Confidential Information or trade secrets of an employer’s clients, customers, or counterparties, or of any other third parties. For purposes of this paragraph solely, “trade secret” has the meaning set forth in 18 USC § 1839.

(g)Exceptions for Attorneys. Notwithstanding the foregoing, this Section 8 will apply only to the extent permissible under provisions of the ABA Model Rules of Professional Conduct, or any applicable state counterpart regarding restrictions on the right to practice law.
(h)Acknowledgment of Obligations. By accepting the Award, Participant agrees that the provisions of this Section 8 are reasonable and necessary to protect the legitimate interests of the Company. Participant further acknowledges that Participant’s obligations under this Section 8 are in addition to, and do not limit, any and all obligations concerning the same subject matter arising under any applicable law, including, without limitation, common law and statutory law relating to fiduciary duties and trade secrets. To the extent Participant and the Company agree at any time to enter into separate agreements containing restrictive covenants with different or inconsistent terms than those contained herein, Participant and the Company acknowledge and agree that such different or inconsistent terms shall not in any way affect or have relevance to the Restrictive Covenants contained herein.
9.    Adjustments to RSUs. In the event that any dividend or other distribution (whether in the form of cash, shares of Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company or other similar corporate transaction or event affecting the Common Stock would be reasonably likely to result in the diminution or enlargement of any of the benefits or potential benefits intended to be made available under the Award (including, without limitation, the benefits or potential benefits of provisions relating to the vesting of the RSUs), the Committee shall, in such manner as it shall deem equitable or appropriate in order to prevent such diminution or enlargement of any such benefits or potential benefits, make adjustments to the Award, including adjustments in the number and type of shares of Common Stock Participant would have received upon vesting of the RSUs.
10.    Tax Matters.
(a)Withholdings. In order to comply with all applicable federal, state, and local tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state, and local payroll, withholding, income, or other taxes, which are the sole and absolute responsibility of Participant, are withheld or collected from Participant. Participant is liable and responsible for all taxes owed in connection with the Award, regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with the Award. The ultimate tax liability, which is the Participant’s responsibility, may exceed the amount withheld by the Company. On each applicable vesting date, Participant will be deemed to have elected to satisfy Participant’s required federal, state, and local payroll, withholding, income, or other tax withholding obligations arising from the receipt of shares or the lapse of restrictions relating to the RSUs, by having the Company withhold a portion of the shares of Common Stock otherwise to be delivered having a Fair Market Value equal to the amount of such taxes (but not in excess of the maximum amount required to be withheld under applicable laws or regulations).
(b)409A. It is intended that this Award and any amounts payable under this Award shall either be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) so as not to subject Participant to payment of any additional tax, penalty, or interest imposed under Section 409A of the Code. The provisions of this Award certificate shall be construed and interpreted to avoid the imputation of any such additional tax, penalty, or interest under Section 409A of the Code yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Participant. To the extent that the time or form of payment of any benefit pursuant to this Award would violate the terms of Section 409A, the Committee may revise the time or form of payment to conform to Section 409A. Notwithstanding the foregoing, in no event shall the Company, any Affiliate, the members of the Committee, or any other person have any liability for any additional tax, penalty or interest imposed on Participant by reason of Section 409A or otherwise.
11.    Miscellaneous.
(a)At-Will Employment. This Award certificate does not confer on Participant any right to continued employment or any other relationship with the Company or any Affiliate, nor will it interfere in any way with the right of the Company to terminate Participant at any time. Participant’s employment with the Company is at will.
(b)No Trust or Fiduciary Relationship. Neither the Plan nor this Award certificate shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured creditor of the Company or any Affiliate.
(c)Securities Law Requirements. The Company shall not be required to deliver any shares of Common Stock upon the vesting of any RSUs until the requirements of any federal or state securities laws, rules, or regulations or other laws or rules (including the rules of any securities exchange) as may be determined by the Company to be applicable have been and continue to be satisfied (including an effective registration of the shares under federal and state securities laws).
(d)Original Instrument. An original record of this Award certificate and all the terms hereof, executed by the Company, is held on file by the Company. To the extent there is any conflict between the terms contained in any copy of this Award certificate and the terms contained in the original held by the Company, the terms of the original held by the Company shall control.
(e)Survival of Restrictive Covenants. The Restrictive Covenants in Section 8 of this Award certificate and the provisions regarding the forfeiture of RSUs and shares of Common Stock shall survive termination of the RSUs and termination of Participant’s relationship with the Company as set forth in Section 8.
(f)Choice of Law, Injunctive Relief, Attorney’s Fees and Jury Trial. Participant consents to the law of Minnesota exclusively being applied to any matter arising out of or relating to this Award certificate, without regard to its conflict of law principles, and exclusively to personal and subject matter jurisdiction in the state and federal courts of Minnesota for any dispute relating to this Award certificate or Participant’s relationship with the Company. In the event of a breach or a threatened breach of this Award by Participant, Participant acknowledges that the Company will face irreparable injury which may be difficult to calculate in dollar terms and that the Company shall be entitled, in addition to remedies otherwise available at law or in equity, to temporary restraining orders and preliminary injunctions and final injunctions without the posting of a bond enjoining such breach or threatened breach. Should the Company successfully enforce any portion of this Award certificate before a trier of fact or in an arbitration proceeding, the Company shall be entitled to all of its reasonable attorney’s fees and costs incurred as a result of enforcing this Award certificate against Participant. Participant waives all rights or entitlement to a jury trial for any matter arising out of or relating to this Award certificate.
(g)No Waiver. No waiver of any breach of any provision of this Award certificate by the Company shall be effective unless it is in writing, and no waiver shall be construed to be a waiver of any succeeding breach or as a modification of such provision. The provisions of this Award certificate shall be severable, and if any provision of this Award certificate is found by any court or arbitrator to be unenforceable, in whole or in part, the remainder of this Award certificate shall nevertheless be enforceable and binding on the parties. Participant also agrees that a court or arbitrator may modify any invalid, overbroad or unenforceable term of this Award certificate so that such term, as modified, is valid and enforceable under applicable law, and that a court or arbitrator is authorized to extend the length of the Restrictive Covenants in Section 8 of this Award certificate for any period of time in which Participant is in breach of the Restrictive Covenants or as necessary to protect the legitimate business interests of Company. Further, Participant affirmatively states that Participant has not, will not, and cannot rely on any representations not expressly made herein. The terms of this Award certificate shall not be amended by Participant or Company except by the express written consent of the Company and Participant.
(h)Consideration Period; Right to Consult with Counsel. By the Participant’s acceptance below, the Participant acknowledges and agrees that the Company provided the Participant with at least ten (10) business days to review and consider this Award certificate and that voluntarily accepting this Award certificate before the expiration of ten (10) business days shall serve as a waiver of the ten (10) day review period. The Participant has the right and is advised to consult with counsel of his/ her choice before signing this document.
(i)Assignability and Change of Position. The rights and/or obligations herein may be assigned by the Company without Participant’s consent and shall bind and inure to the benefit of the Company’s successors, assigns, and representatives. If the Company makes any assignment of the rights and/or obligations herein, Participant agrees that this Award certificate shall remain binding upon Participant in any event.
Offer Date: #GrantDate#
By , on behalf of UnitedHealth Group Incorporated
Acceptance Date: #AcceptanceDate#
Signed Electronically/Signed Manually: #Signature#